                                                                     EXHIBIT 3.1

                            STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                             ARTICLES OF AMENDMENT

         Pursuant to Section 3-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is THE LIBERTY CORPORATION

2. On February 23, 1995, the corporation adopted the following Amendment(s) of its Articles of Incorporation:
                 (Type or attach the complete text of each Amendment)




                         SEE EXHIBIT A ATTACHED HERETO




3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").


                                 NOT APPLICABLE


4.       Complete either a or b, whichever is applicable.
         a. [ ] Amendment(s) adopted by shareholder action. At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

            Number of        Number of           Number of Votes      Number of Undisputed*
Voting      Outstanding      Votes Entitled      Represented at            Shares Voted
Group       Shares           to be Cast          the meeting          For          Against
------      -----------      --------------      ---------------      --------------------




                                                 DATE       FEB. 24, 1995
                                                     ---------------------------
                                         CERTIFIED TO BE A TRUE AND CORRECT COPY
                                         AS TAKEN FROM AND COMPARED WITH THE
(S.C.-253-1/1/89)                        ORIGINAL ON FILE IN THIS OFFICE.
                                                       Jim Miles
                                         ---------------------------------------
                                                       Jim Miles
                                         SECRETARY OF STATE OF SOUTH CAROLINA

*NOTE: Pursuant to Section 33-10-106(6) (i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of shares cast for the amendment by each voting group was sufficient for approval by that voting group.

         b.      [X] 131 The Amendment(s) was duly adopted by the
                     incorporators or board of directors without shareholder approval pursuant to Sec. 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina
                     Code as amended, and shareholder action was not required.


5. Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Sec. 33-1-230(b)):
                                                       ---------------------


DATE  February 24, 1995                     THE LIBERTY CORPORATION
      -----------------               -------------------------------------
                                             (Name of Corporation)

                               By:            Martha G. Williams
                                      -------------------------------------
                                                  (Signature)

                                       Martha G. Williams, Vice President,
                                          General Counsel and Secretary
                                      -------------------------------------
                                         (Type or Print Name and Office)


                                     -2-

                              FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. In the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3. Filing fees and taxes payable to the Secretary of State at time of filing application.

                 Filing Fee                                 $ 10.00
                 Filing Tax                                  100.00
                 Total                                      $110.00





                                        Form Approved by South Carolina
                                        Secretary of State 1/89


                                     -3-

                                   EXHIBIT A
                                       TO
                             ARTICLES OF AMENDMENT
                                       OF
                            THE LIBERTY CORPORATION

                                  ESTABLISHING
                            SERIES 1995-A VOTING 5%
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK

         The Restated Articles of Incorporation of The Liberty Corporation (the "Corporation"), as previously amended, are hereby further amended to establish a special series of preferred stock and to set forth the preferences, limitations and relative rights of such series of preferred stock, all in accordance with resolutions adopted by the Board of Directors on November 8, 1994 and December 20, 1994 and resolutions adopted by a Special Committee of the Board of Directors on February 23, 1995 (acting under specific authorization of the Board of Directors), all pursuant to the authority granted by Article 4 of the Restated Articles of Incorporation of the Corporation, which preferences, limitations and relative rights are as follows:

         1. Designation and Number of Preferred Shares. The series of preferred stock, no par value, established by the Board of Directors as described herein shall consist of 600,000 shares and shall be designated "Series 1995-A Voting 5% Cumulative Convertible Preferred Stock" (hereinafter, the "1995-A Preferred Stock").

         2. Dividends. Dividends on the 1995-A Preferred Stock shall be-at the rate of 5% per annum (based on an assigned value of $35.00), shall accrue daily (whether or not declared) on the basis of a 360-day year of twelve 30-day months, shall be paid on or before the last day of each calendar quarter, but only as and when declared by the Board of Directors in accordance with applicable law (and subject to the Corporation's right to defer payment of dividends with respect to affected shares of 1995-A Preferred Stock until the owners complete applicable procedures for the issuance to them of stock certificates pursuant to the merger of Love Broadcasting Company into the Corporation's subsidiary, Cosmos Broadcasting Corporation (the "Love Broadcasting Merger")), and shall commence to accrue and shall be cumulative (but unpaid, accumulated dividends shall not accrue dividends or bear interest), as follows:

                 (a) if issued as of the effective date of the Love Broadcasting Merger, then from and including the effective date of the Love Broadcasting Merger;

                 (b) if issued as of a date after the effective date of the Love Broadcasting Merger but during the period commencing immediately after the record date for a dividend on the 1995-A Preferred Shares and ending at the close of the calendar quarter for such dividend, then from the end of the calendar quarter for which such last dividend payment was made; and

                 (c) otherwise from the beginning of the calendar quarter in which such shares are issued.

         3. Rank. No dividends or any other distributions on the common shares of the Corporation (the "Common Stock") or any other stock of the Corporation ranking junior to the 1995-A Preferred Stock shall be paid or declared and set apart for payment unless all accumulated and unpaid dividends (whether or not declared) on the 1995-A Preferred Stock have been paid or declared and set apart for payment. The 1995-A Preferred Stock shall be on a parity with all other series of preferred stock of the Corporation as to payment of dividends or other distributions (including upon liquidation), whether such series are now existing or are created in the future, unless a series of preferred stock of the Corporation expressly provides that it is either senior or junior to the 1995-A Preferred Stock.

         4. Voting Rights. The holders of shares of 1995-A Preferred Stock shall be entitled to one vote per share on any matters submitted to a vote of the shareholders of the Corporation and on any other matters required by applicable law to be submitted to a vote of the holders of the 1995-A Preferred Stock.

         5.      Redemption--At Election of the Corporation.

                 (a) Generally. Subject to applicable law, the Corporation has the right to elect to redeem any or all of the 1995-A Preferred Stock from time to time at any time after March 28, 2000 in exchange for either cash or Common Stock in an amount determined in accordance with Section 8 hereof and otherwise on the terms set forth in this Section 5. If less than all of the issued and outstanding shares of 1995-A Preferred Stock are to be redeemed, then the shares of 1995-A Preferred Stock to be redeemed shall be selected either pro rata, by lot, or in such other equitable-manner as determined by the Board of Directors.

                 (b) Notice of Redemption. The Corporation shall give written notice of its election to redeem 1995-A Preferred Stock pursuant to this Section 5 to each registered holder of the shares of 1995-A Preferred Stock to be redeemed. Such notice shall set forth the total number of shares of 1995-A Preferred Stock being redeemed from such holder and in the aggregate and the date of the redemption selected by the Corporation. The Corporation's redemption notice shall be mailed to each such registered holder's address specified in the share records of the Corporation by first class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date selected by the Corporation.

                 (c) The Redemption. The 1995-A Preferred Stock as to which the Corporation's redemption notice has been given shall be redeemed on the date specified in such notice. On the redemption date: (i) the Corporation shall deliver (or make available for delivery upon compliance with clause (ii) of this Section 5(c)) the Redemption Consideration (defined in Section 8 hereof) to the registered holders of shares of 1995-A Preferred Stock being redeemed, which Redemption Consideration shall include any

                                     -2-
accumulated and unpaid dividends (whether or not declared) to and including the redemption date; and (ii) such holders shall deliver (or shall have delivered prior to such redemption date) to the Corporation in exchange for such Redemption Consideration the share certificates representing the 1995-A Preferred Stock being redeemed, duly endorsed by the registered holders in blank or with executed stock powers duly executed by the registered holders in blank, in each case with signatures guaranteed by a financial institution or brokerage firm having membership in good standing in a recognized guarantee program. In case less than all the shares of 1995-A Preferred Stock represented by any such certificates are redeemed, new share certificates representing the unredeemed shares of 1995-A Preferred Stock shall be issued to such holders without cost to such holders.

         6. Failure to Surrender Certificates. Effect of Redemption. When the Corporation has duly and properly given notice for redemption of 1995-A Preferred Stock in accordance with Section 5(b) and applicable law and any registered holder of the 1995-A Preferred Stock fails to present the certificate(s) representing the 1995-A Preferred Stock to be redeemed or otherwise take action required by the Corporation's redemption notice in accordance with the Restated Articles of Incorporation and applicable law then, as of the redemption date: (i) the 1995-A Preferred Stock held by such registered holder shall be deemed to have been redeemed and to be no longer outstanding; (ii) each such holder's right to receive dividends on such 1995-A Preferred Stock shall cease to accrue; and (iii) all other rights with respect to such 1995-A Preferred Stock shall cease and terminate, except the right of each such holder to receive the Redemption Consideration distributable to such holder upon such redemption, without interest.

         7. Redemption Consideration. The consideration delivered by the Corporation in exchange for the shares of 1995-A Preferred Stock redeemed (the "Redemption Consideration") shall be paid, at the Corporation's option, in cash, shares of Common Stock, or a combination of cash and Common Stock, as follows:

                 (a) for shares redeemed in cash, an amount equal to $35.00 per share of 1995-A Preferred Stock redeemed, plus any accumulated and unpaid dividends (whether or not declared) to and including the redemption date, such consideration to be paid by check; and

                 (b) for shares redeemed in Common Stock, the Corporation shall deliver share certificates representing: (i) the number of shares of Common Stock having a "market value" equal to the sum of $35.00 plus the amount of any accumulated and unpaid dividends per share (whether or not declared) on the 1995-A Preferred Stock times the number of shares of 1995-A Preferred Stock being redeemed, or (ii) the number of shares of Common Stock into which the 1995-A Preferred Stock could have been converted on the last business day before the redemption date (as if such conversion were permissible under Section 10), but only if such number of shares is higher than the number of shares computed pursuant to clause (i). As used herein, "market value" shall be based on the average of the daily closing prices of the shares of Common Stock as reported by the New York Stock Exchange for the ten consecutive business days ending on the third day before the redemption date.


                                     -3-

         8. Negotiated Repurchase. In addition to or in lieu of exercising any redemption rights provided herein, the Corporation and any holder of the 1995-A Preferred Stock may negotiate and agree upon terms pursuant to which the Corporation will repurchase any or all of the shares of 1995-A Preferred Stock held by such shareholder. Any such negotiated purchase may be consummated without restriction or requirement as to time, amount paid by the Corporation, pro rata repurchase by the Corporation, or any other restriction or requirement contained herein.

         9. No Sinking Fund. No sinking fund exists for the redemption of 1995-A Preferred Stock.

         10.     Conversion Rights of 1995-A Preferred Stock into Common Stock.

                 (a) Right to Convert. At the option of the holder thereof and upon compliance with the provisions of this Section 10 as to surrender thereof, each share of the 1995-A Preferred Stock shall be convertible at any time into fully paid and nonassessable Common Stock at the rate of one share of Common Stock of the Corporation for each such share of 1995-A Preferred Stock; provided, however, that if the Corporation has given notice for redemption of such holder's shares of 1995-A Preferred Stock, the right of conversion as to such shares shall terminate at the close of business on the seventh day prior to the redemption date; and provided, further, that if default shall be made by the Corporation in the payment of the Redemption Consideration for such shares, then conversion rights in respect thereof, if any, shall again be in full force and effect.

                 (b) Procedure. Before any holder of shares of the 1995-A Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates for such 1995-A Preferred Stock, duly assigned to the Corporation at its principal executive office, or at such other office or agency designated by the Corporation for such purpose, accompanied by written notice to the Corporation of the election to convert such shares into Common Stock, stating therein the name or names in which the certificate or certificates of Common Stock are to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of any and all transfer taxes payable upon the issue of Common Stock in such name or names and such other documentation reasonably requested by the Corporation.

                          (1)     As soon as practicable after such surrender
of certificate or certificates, the Corporation shall issue and deliver to such holder, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made as of the next business day following the Corporation's receipt of such certificate or certificates for shares of 1995-A Preferred Stock to be converted, accompanied by any required taxes or other documentation, and on and after such date the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.


                                     -4-

                          (2)     No payment or adjustment shall be made on
account of any dividends accumulated and unpaid on any shares of 1995-A Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion.

                 (c)      Conversion Adjustments.

                          (1)     If the Corporation shall (i) pay a dividend
payable in Common Stock, (ii) subdivide outstanding Common Stock into a larger number of shares of Common Stock by reclassification or otherwise, or (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise, then in each such case, the holder of each share of 1995-A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share, the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such 1995-A Preferred Stock been converted immediately prior to the happening of such event.

                          (2)     In the case of any capital reorganization of
the Corporation or of any reclassification of the Common Stock, or in the case of the consolidation of the Corporation with or the merger of the Corporation with or into any other entity or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other person, the 1995-A Preferred Stock shall after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer be convertible into the number of shares of stock or other securities or property which a holder of the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer) upon conversion of the 1995-A Preferred Stock would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interest thereafter of the holders of the 1995-A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the 1995-A Preferred Stock. The subdivision or combination of Common Stock issuable upon conversion of 1995-A Preferred Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this Section 10(c)(2).

                          (3)     No fractional shares of Common Stock shall be
issued on any conversion, but in lieu thereof the Corporation shall, at its option: (i) pay therefor cash in an amount equal to the current market value of such fractional interest, or (ii) make such arrangements as the Board of Directors shall approve to enable the holder of a fractional interest to sell such interest or buy an additional fractional interest sufficient to make one whole share of Common Stock.

                                     -5-

                 (d) Reservation of Common Stock. The Corporation shall reserve at all times while any 1995-A Preferred Stock remains outstanding, free from preemptive rights, out of its treasury shares or its authorized but unissued Common Stock, or both, solely for the purposes of effecting the conversion of the 1995-A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding 1995-A Preferred Stock.

                 (e) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the 1995-A Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance of them, and the Corporation shall take no action which causes a contrary result.

         11. Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the registered holders of the 1995-A Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, before any payment or distribution shall be made on the Common Stock, cash or other property having a fair market value or some combination thereof in an amount equal to $35.00 per share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to and including the date of final distribution to the registered holders of the 1995-A Preferred Stock, and no more, before any distribution shall be made to the registered holders of Common Stock. If the assets of the Corporation available for distribution to the registered holders of 1995-A Preferred Stock shall be insufficient to pay the full amount to which all such holders are entitled pursuant to the foregoing, then each such holder shall be entitled to share pro rata in the amounts so available. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                                     -6-
                                      91